Exhibit 2

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (the “Agreement”) is made and entered into as of April 26, 2006 (the “Effective Date”) by and among Paul A. Vermylen, Jr. and Robin C. Vermylen (collectively, “Vermylen”), Kestrel Energy Partners, LLC, a Delaware limited liability company (“Kestrel”), and KM2, LLC, a Delaware limited liability company and wholly owned subsidiary of Kestrel (“M2”). Capitalized terms used but not defined herein shall have the meaning assigned to them in that certain Limited Liability Company Agreement of Kestrel dated as of July 14, 2005, as amended by Amendment No. 1 dated as of April 12, 2006 (the “LLC Agreement”).

RECITALS:

WHEREAS, Vermylen currently owns 50,000 Common Units in Star Gas (the “Old Units”);

WHEREAS, Vermylen has exercised rights issued in respect of the Old Units to acquire an additional 30,605 Common Units (the “New Units”), which New Units will be issued on the closing of a rights offering by Star Gas to all existing holders of Common Units (the “Rights Offering”);

WHEREAS, Vermylen desires to contribute to Kestrel the Old Units and, subject to the closing of the Rights Offering, the New Units (together with the Old Units, the “Contributed Units”) in partial satisfaction of the cash portion of his Capital Commitment to Kestrel;

WHEREAS, Kestrel desires to accept the Contributed Units in partial satisfaction of Vermylen’s Capital Commitment to Kestrel; and

WHEREAS, Kestrel, in turn, desires to contribute the Contributed Units to M2; and

NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Vermylen, Kestrel and M2 agree as follows:

1. Contribution to Kestrel. As of the Effective Date, Vermylen hereby contributes to Kestrel the Old Units and, subject to the closing of the Rights Offering, the New Units.

2. Purchase Price. For purposes of determining the Purchase Price paid by Vermylen in partial satisfaction of his Capital Commitment, the Contributed Units shall be valued based on the closing price per Common Unit on the New York Stock Exchange on the Effective Date.

3. Acceptance and Contribution to M2. As of the Effective Date, Kestrel hereby accepts the Contributed Units in partial satisfaction of Vermylen’s Capital Commitment and, in turn, contributes the Contributed Units to M2. As of the Effective Date, M2 hereby accepts the Contributed Units.

4. Representations and Warranties of Kestrel and M2. Each of Kestrel and M2, severally and not jointly, represents and warrants that:

a. Each of Kestrel and M2 understands that (i) the Contributed Units are being contributed to Kestrel and, in turn, M2 under exemptions from registration provided for in the Securities Act of 1933, as amended (the “Securities Act”) and (ii) the transactions contemplated hereby have not been reviewed by the United States Securities and Exchange Commission or by any administrative agency charged with administration of the securities or “blue sky” laws of any state.

b. The Contributed Units are being purchased by Kestrel and, in turn, contributed to M2 for M2’s own investment portfolio and account (and not on behalf of, and without the participation of, any other person) with the intent of holding the Contributed Units for investment and without the intent of participating, directly or indirectly, in a distribution of the Contributed Units and not with a view to, or for resale in connection with, any distribution of the Contributed Units or any portion thereof, nor is Kestrel or M2 aware of the existence of any distribution of the Star Gas’s securities.

c. Each of Kestrel and M2 is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act). Neither Kestrel nor M2 is an entity formed for the specific purpose of acquiring the Contributed Units.

d. Each of Kestrel and M2 has been afforded access to and given an opportunity to review all available information relating to Star Gas and has been given an opportunity to ask questions and receive answers from representatives of Star Gas. Each of Kestrel and M2 has received all information requested of Star Gas that each such entity deemed necessary in order to enable it to make an informed decision concerning an investment in the Contributed Units. Each of Kestrel and M2 has evaluated the risk of investing in the Contributed Units and is acquiring the Contributed Units based only upon each such entity’s independent examination and judgment as to the prospects of Star Gas as determined from information obtained by each such entity from Star Gas.

5. Representations and Warranties of Vermylen. Vermylen hereby represents and warrants that:

a. Vermylen holds record title and beneficial ownership of the Old Units and, upon the closing of the Rights Offering, the New Units.

b. Upon the contribution of the Old Units and, upon the closing of the Rights Offering, the New Units, Kestrel will acquire good and valid title to the Contributed Units, free and clear of all liens, encumbrances, adverse claims, restrictions and security interests.

6. Authority. Each party hereto has complete and unrestricted power and authority to enter into this Agreement.

7. Further Assurances. The parties hereto covenant and agree that they will execute such further instruments and documents as reasonably are or may be necessary or convenient to effectuate and carry out the transaction contemplated by this Agreement.

8. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the Effective Date.

/s/ Paul A. Vermylen, Jr.
Paul A. Vermylen, Jr.

/s/ Robin C. Vermylen
Robin C. Vermylen

KESTREL ENERGY PARTNERS, LLC

By:	/s/ Paul A. Vermylen, Jr.
Name:	Paul A. Vermylen, Jr.
Title:	Chairman

KM2, LLC

By:	/s/ Paul A. Vermylen, Jr.
Name:	Paul A. Vermylen, Jr.
Title:	President